                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                  ------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------
                          First Sierra Financial, Inc.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                                                                76-0438432
        (State or other jurisdiction                                                                   (I.R.S. Employer
      of incorporation or organization)                                                                 Identification
Number)

                         600 TRAVIS STREET, SUITE 7050
                              HOUSTON, TEXAS 77002
                                 (713) 229-6800
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               THOMAS J. DEPPING
                                   PRESIDENT
                          FIRST SIERRA FINANCIAL, INC.
                         600 TRAVIS STREET, SUITE 7050
                              HOUSTON, TEXAS 77002
                                 (713) 229-6800
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                  ------------
                                   Copies To:

                             Scott N. Gierke, P.C.
                            McDermott, Will & Emery
                             227 West Monroe Street
                            Chicago, Illinois  60606
                                  ------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time after the effective date of this Registration Statement as determined in light of market conditions.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
                                  ------------
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                  ------------
                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM      PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED          BE REGISTERED (1)      PER SHARE (2)      OFFERING PRICE (2)    REGISTRATION FEE

 Common Stock (par value $.01 per share)          4,188,054               $23.375           $97,895,762               $28,880

(1)  Maximum number of shares which may be offered.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to the Rule 457(c) based on the average of the high and low sales prices of the Common Shares on the Nasdaq National Market on August 14, 1998.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

PROSPECTUS




                                4,188,054 Shares

                          FIRST SIERRA FINANCIAL, INC.

                                  COMMON STOCK

                              ____________________


        This Prospectus relates to up to 4,188,054 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of First Sierra Financial, Inc., a Delaware corporation (the "Company"), which may be offered for sale by certain stockholders of the Company (the "Selling Stockholders"). The distribution of the Shares by the Selling Stockholders may be effected from time to time by the Selling Stockholders directly or through one or more broker- dealers, in one or more transactions on the Nasdaq National Market, or stock exchanges on which the Shares may be listed pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

        The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear all expenses of the registration of the Shares, except that the Selling Stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders.

        The Company's Common Stock is traded on the Nasdaq National Market under the symbol "FSFH." The last reported sale price of the Common Stock on the Nasdaq National Market on August 18, 1998 was $24.00 per share.

        SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

                              ____________________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           _________________________

                The date of this Prospectus is August ___, 1998

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") and the reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, 500 West Madison, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information filed by the Company at http://www.sec.gov.

        This Prospectus constitutes a part of the Registration Statement filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the documents incorporated therein by reference. Statements made in the Prospectus as to the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, and each such statement shall be deemed qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents heretofore filed by the Company with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; (ii) the Company's Quarterly Reports on Form 10-Q, for the quarterly periods ended March 31, 1998, and June 30, 1998; (iii) the Company's Current Reports on Form 8-K dated July 16, 1998, July 27, 1998, and August 10, 1998; (iv) the Company's Proxy Statement dated July 28, 1998; and (v) the description of the Company's Common Stock contained in the Company's Form 8-A Registration Statement for such securities.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus, or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: First Sierra Financial, Inc., 600 Travis Street, Suite 7050, Houston, Texas, 77002, Attention: Secretary.

                                  THE COMPANY

        The Company is a specialized finance company that acquires and originates, sells and services equipment leases. The underlying leases financed by the Company relate to a wide range of equipment, including computers and peripherals, computer software, medical, dental and diagnostic, telecommunications, office, automotive servicing, hotel security, food services, tree service and industrial, as well as specialty vehicles. The equipment generally has a purchase price of less than $250,000 (with an average of approximately $22,000 from inception through June 30, 1998), and thus the Company's leases are commonly refereed to as "small ticket leases." The Company initially funds the acquisition or origination of its leases through its warehouse facilities or from working capital and, upon achieving a sufficient portfolio size, sells such receivables in the public and private markets, principally through its securitization program. The Company focuses on maximizing the spread between the yield received on it leases and its cost of funds by obtaining favorable terms on its warehouse facilities, securitizations and other structured finance transactions.

        The Company has established strategic alliances with a network of independent leasing companies, lease brokers and equipment vendors, each of which acts as a source from which the Company obtains access to equipment leases (collectively, "Sources"). The Company customizes lease financing products to meet the specific equipment financing needs of its Sources and in many cases provides such Sources with servicing and technological support via on-line connections to the Company's state-of-the-art computer system.

        The Company views acquisitions of equipment leasing companies as a fundamental part of its growth strategy. Since July 1996, the Company has completed nineteen acquisitions of equipment leasing companies. The Company's acquisitions have substantially increased its ability to generate lease origination volume and have allowed it to introduce new programs and enter new markets. The Company intends to continue to seek acquisition opportunities in additional markets to further expand its business.

        The principal executive offices of First Sierra and Subsidiary are located at 600 Travis Street, Suite 7050, Houston, Texas 77002 and the telephone number is 713-221-8822.

        Additional information concerning the Company is included in the Company's reports filed under the Exchange Act that are incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following factors should be considered carefully by prospective investors in evaluating the Company and its business before purchasing the Shares offered hereby. Except for historical information contained herein and in the documents incorporated by reference herein, this Prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus and the documents incorporated by reference herein should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus and the documents incorporated by reference herein. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below, as well as those discussed elsewhere herein and in the documents incorporated by reference herein and in the documents included by reference herein.

DEPENDENCE ON SECURITIZATION TRANSACTIONS

        The Company sells a large percentage of the equipment leases it acquires and originates through the issuance of securities backed by such leases in securitization transactions or other structured finance techniques. In a securitization transaction, the Company sells and transfers a pool of leases to a wholly-owned, special purpose subsidiary of the Company. The special purpose subsidiary simultaneously sells and transfers an interest in the leases to a trust, which issues beneficial interests in the leases in the form of senior and subordinated securities and sells such securities through public offerings and private placement transactions. The Company generally retains the right to receive any excess cash flows of the trust, which right is represented by a trust certificate (the "Trust Certificate"). The gain on sale of leases sold through securitization transactions has in the past represented a significant portion of the Company's revenues and is expected to comprise a significant portion of the Company's revenues in future periods.

        The Company is dependent on securitizations for refinancing of amounts outstanding under its warehouse facilities, which the Company utilizes to acquire and originate additional leases. Several factors affect the Company's ability to complete securitizations, including conditions in the securities markets generally, conditions in the asset- backed securities markets, the credit quality of the Company's lease portfolio, compliance of the Company's leases with the eligibility requirements established in connection with the securitizations, the Company's ability to obtain third- party credit enhancement, absence of any material downgrading or withdrawal of ratings given to securities previously issued in the Company's securitizations. Any substantial reduction in the availability of the securitization market for the Company's leases or any adverse change in the terms of such securitizations could have a material adverse effect on the Company's financial condition an results of operations.

NON-REALIZATION OF INVESTMENT IN TRUST CERTIFICATES

        The cash flows available to the Trust Certificates are calculated as the difference between (a) cash flows received from the leases and (b) the sum of (i) interest and principal payable to the holders of the senior and subordinated securities, (ii) trustee fees, (iii) third-party credit enhancement fees, (iv) service fees, and (v) backup service fees. The Company's right to receive this excess cash flow is subject to certain conditions specified in the related trust documents designed to provide additional credit enhancement to holders of the senior and subordinated securities issued in the securitization. The Company estimates the expected levels of cash flows available to the Trust Certificate taking into consideration estimated prepayments, defaults, recoveries and other factors which may affect the cash flows available to the holder of the Trust Certificate. The cash flows ultimately available to the Trust Certificate are largely dependent upon the actual default rates and recovery levels experienced on the leases sold to the Trust. Losses incurred on leases held by the Trust are borne solely by the holder of the Trust Certificate. Because the Company, as holder of the Trust Certificates issued in its securitization transactions, is typically entitled to receive from 2.0% to 6.5% of the cash flows of the Trust, yet bears the risk of loss on the entire portfolio of leases held by the Trust, relatively small fluctuations in default rates, recovery levels and other factors impacting cash flows of the leases could have a material adverse effect on the Company's ability to realize its recorded basis in the Trust

Certificate. In such event, the Company would be required to reduce the carrying amount of its Trust Certificate and record a charge to earnings in the period in which the event occurred or became known to management.

ACQUISITION RISKS

        A key component of the Company's growth strategy is the acquisition of other equipment leasing companies. The inability of the Company to identify suitable acquisition candidates or to complete acquisitions on reasonable terms could adversely affect the Company's ability to grow its business. In addition, any acquisition made by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on the Company's financial condition and results of operations. The Company also may experience difficulties in the assimilation of the operations, services, products and personnel of acquired companies, an inability to sustain or improve the historical revenue levels of acquired companies, the diversion of management's attention from ongoing business operations, and the potential loss of key employees of such acquired companies. There can be no assurance that any future acquisitions will be consummated.

DEPENDENCE ON EXTERNAL FINANCING

        The Company funds a large percentage of the equipment leases that it acquires or originates through its warehouse facilities. The warehouse facilities are available to fund leases which satisfy eligibility criteria for inclusion in the Company's securitizations. Borrowings under the warehouse facilities are repaid with the proceeds received by the Company from securitization transactions. Any adverse impact on the Company's ability to complete securitizations could have a material adverse effect on the Company's ability to obtain or maintain warehouse facilities or the amount available
under such facilities.   Any failure by the Company to renew its existing
warehouse facilities or obtain additional warehouse facilities or other financings with pricing, advance rates and other terms consistent with its existing facilities could have a material adverse effect on the Company's financial condition and results of operations.

INTEREST RATE RISKS

        Leases underwritten by the Company are non-cancelable and require payments to be made by the lessee at fixed rates for specified terms. The rates charged by the Company are based on interest rates prevailing in the market at the time of lease approval. Until the Company's leases are securitized or otherwise sold, the Company generally funds such leases under its warehouse facilities or from working capital. Should the Company be unable to securitize or otherwise sell leases with fixed rates within a reasonable period of time after funding, the Company's operating margins could be adversely affected by increases in interest rates. Moreover, increases in interest rates which cause Company to raise the implicit rate charged to its customers could cause a reduction in demand for the Company's lease funding. The Company generally undertakes to hedge against the risk of interest rate increases when its equipment lease portfolio exceeds $10.0 million. Such hedging activities limit the Company's ability to participate in the benefits of lower interest rates with respect to the hedged portfolio of leases. In addition, there can be no assurance that the Company's hedging activities will adequately insulate the Company from interest rate risks.

DEPENDENCE ON CREDITWORTHINESS OF LESSEES

        The Company specializes in acquiring and originating equipment leases with a purchase price of less than $250,000, generally involving small and mid-size commercial businesses located throughout the United States. Small business leases generally entail a greater risk of non-performance and higher delinquencies and losses than leases entered into with larger, more creditworthy lessees. Because of the Company's short operating history, only limited performance data is available with respect to leases funded by the Company. Thus, historical delinquency and loss statistics are not necessarily indicative of future performance. In addition, the vast majority of leases acquired or originated by the Company through December 31, 1996 were funded through the Company's Private Label program under which Sources provide the Company with credit protection through a combination of recourse and purchase price holdback features. Under the Company's Broker and

Vendor programs, the Sources do not provide any credit protection to the Company. Management believes that increasingly larger percentages of the Company's lease originations in the future will be derived through its Broker and Vendor programs. The failure of the Company's lessees to comply with the terms of their leases will result in the inability of such leases to qualify to serve as collateral under the Company's warehouse facilities and securitization program and may have a material adverse effect on the Company's liquidity. Additionally, delinquencies and defaults experienced in excess of levels estimated by management in determining the Company's allowance for credit losses and in valuing the Company's right to receive excess cash flows under its securitization program could have a material diverse effect on the Company's ability to obtain financing and effect securitization transactions which may, in turn, have a material adverse effect on the Company's financial condition and results of operations.

FLUCTUATIONS IN QUARTERLY RESULTS

        The Company experiences significant fluctuations in quarterly operating results due to a number of factors, including, among others, the interest rate on the securities issued in connection with the Company's securitization transactions, variations in the volume of leases funded by the Company, differences between the Company's cost of funds and the average implicit yield to the Company on its leases prior to being securitized or otherwise sold, the effectiveness of the Company's hedging strategy, the degree to which the Company encounters competition in its markets and general economic conditions. As a result of these fluctuations, results for any one quarter should not be relied upon as being indicative of performance in future quarters.

ABILITY TO SUSTAIN INCREASING VOLUMES OF RECEIVABLES

        The Company's ability to sustain continued growth is dependent on its capacity to attract, evaluate, finance and service increasing volumes of leases of suitable yield and credit quality. Accomplishing this on a cost-effective basis is largely a function of the Company's ability to market its products effectively, to manage the credit evaluation process to assure adequate portfolio quality, to provide competent, attentive and efficient servicing and to maintain access to institutional financing sources to achieve an acceptable cost of funds for its financing programs. Any failure by the Company to market its products effectively, to maintain its portfolio quality, to effectively service its leases or to obtain institutional financing at reasonable rates would have a material adverse effect on the company's financial condition and results of operations.

DEPENDENCE UPON KEY PERSONNEL

        The Company depends to a large extent upon the experience, abilities and continued efforts of its senior management, including the management of companies it has acquired. The Company has entered into employment agreements with its principal executive officers. The loss of the services of one or more of the key members of the Company's senior management could have a material adverse effect on the Company's financial condition and results of operations. The Company's future success also will depend upon its ability to attract and retain additional skilled management personnel necessary to support anticipated future growth.

COMPETITION

        The financing of small ticket equipment is highly competitive. The Company competes for customers with a number of national, regional and local finance companies. In addition, the Company's competitors include those equipment manufacturers that finance the sale or lease of their products themselves and other traditional types of financial services companies, such as commercial banks and savings and loan associations, all of which provide financing for the purchase of equipment. Many of the Company's competitors and potential competitors possess substantially greater financial, marketing and operational resources than the Company. The Company's competitors and potential competitors include many larger, more established companies which may have a lower cost of funds than the Company and access to capital markets and to other funding sources which may be unavailable to the Company.

CONCENTRATION OF LEASE SOURCES AND CREDIT RISKS

        Although the Company's portfolio of leases includes lessees located throughout the United States, the Company acquires or originates a majority of its leases from Sources operating in five states: Texas, Florida, New York, New Jersey and California. The ability of the Company's lessees to honor their contracts may be substantially dependent on economic conditions in these states. All such leases are collateralized by the related equipment. The recourse and holdback provisions of the Private Label program mitigate, but do not eliminate, a significant portion of any economic risk not recoverable through the sale of the related equipment.

        Additionally, a substantial portion of the Company's leases are concentrated in certain industries, including the medical industry, the dental industry and the veterinary industry. To the extent that the economic or regulatory conditions prevalent in such industries change, the ability of the Company's lessees to honor their lease obligations may be adversely impacted.

        In the event that the Company's significant Sources were to substantially reduce the number of leases sold to the Company, and the Company was not able to replace the lost lease volume, such reduction could have a material adverse effect on the Company's financial condition and results of operations.

MANAGEMENT OF GROWTH

        The Company has grown dramatically since its inception in June 1994. This significant growth has placed, and if sustained will continue to place, a burden on the administrative and financial resources of the Company. Accordingly, the Company's future financial condition and results of operations will depend on management's ability to effectively manage future growth, the success of which cannot be assured.

RESIDUAL VALUE RISK

        The Company retains a residual interest in the equipment covered by certain of its leases. The estimated fair market value of the equipment at the end of the contract term of the lease, if any, is reflected as an asset on the Company's balance sheet. The company's results of operations depend, to some degree, upon its ability to realize these residual values. Realization of residual values depends on many factors, several of which are outside the Company's control, including general market conditions at the time of expiration of the lease, whether there has been unusual wear and tear on, or use of, the equipment, the cost of comparable new equipment, the extent, if any, to which the equipment has become technologically or economically obsolete during the contract term and the effects of any additional or amended government regulations. If, upon the expiration of a lease, the Company sells or refinances the underlying equipment and the amount realized is less than the recorded value of the residual interest in such equipment, a loss reflecting the difference will be recognized. Any failure by the Company to realize aggregate recorded residual values could have a material adverse effect on its financial condition and results of operations.


                                USE OF PROCEEDS

        The Company will receive none of the proceeds from the offering and sale of the Shares.

                              SELLING STOCKHOLDERS

     The Shares have been or will be acquired by the Selling Stockholders under the circumstances specified in the following table. Such table sets forth for each Selling Stockholder the number of Shares owned, or to be owned, and the number of such Shares which may be offered and sold from time to time pursuant to this Prospectus.


                                                                        SHARES WHICH MAY
                                            SHARES BENEFICIALLY OWNED         BE SOLD
                                            -------------------------         -------
            NAME                             NUMBER           NUMBER           NUMBER
            ----                             ------           ------           ------

 John F. Allen and Elizabeth H. Allen,        2,454,267         17.6%        2,454,267
 Trustees, John F. Allen and Elizabeth
 H. Allen Family Trust, U/T/D July 10,
 1992(2)

 John R. Domingos, Trustee, Elizabeth           347,600          2.5%          347,600
 W.F. Allen Trust, U/T/D December 26,
 1992(2)

 John R. Domingos, Trustee, Nicholas M.         347,600          2.5%          347,600
 Allen Trust, U/T/D/ December 26,
 1992(2)

 The Marin Community Foundation(2)               10,533          *              10,533

 Oren M. Hall(3)                                450,000          3.2%          450,000

 Dennis Meyer(4)                                  6,052          *               6,052

 Nancy Meyer(4)                                   6,052          *               6,052

 James N. Borland(5)                             15,789          *              15,789

 James T. Raeder(6)                             535,476          3.8%          267,738

 Mark G. McQuitty(7)                            535,476          3.8%          267,738

 Randal L. Meinke(8)                             11,747          *               5,874

 W. Scott McCallum(9)                            11,747          *               5,874

 Dale R. Davis(10)                                5,873          *               2,937

-----------------

*    Less than 1%.

(1) Percentage of beneficial ownership is based on 13,953,592 Common Shares outstanding as of August 12, 1998.

(2) These Shares will be acquired pursuant to the Agreement and Plan of Merger, dated as of June 10, 1998, by and among the Company, a wholly-owned acquisition subsidiary of the Company, and Oliver-Allen Corporation, Inc., a California corporation ("OAC") (the "OAC Agreement"). Pursuant to the OAC Agreement, the Company is to acquire all the outstanding shares of OAC in exchange for 3,160,000 Shares. The OAC Agreement further provides that at the effective time of the merger, John Allen will become President of Oliver-Allen Corporation, Inc., a wholly- owned subsidiary of the Company.

(3) These Shares were acquired by Mr. Hall in connection with the acquisition by the Company of the outstanding capital stock of Heritage Credit Services, Inc. on May 20, 1997. Mr. Hall is the Executive Vice President and Chief Operating Officer of the Company.

(4) The Shares of each of Dennis Meyer and Nancy Meyer were acquired in connection with the acquisition by the Company of all the outstanding capital stock of Heritage Credit Services of Oregon, Inc. on November 6, 1997.

     Mr. Meyer and Ms. Meyer are married, and each of Mr. Meyer and Ms. Meyer disclaims beneficial ownership of the Shares owned by the other. Dennis Meyer and Nancy Meyer are employees of the Company.

(5) These Shares were acquired in connection with the acquisition by the Company of the outstanding capital stock of All American Financial Services, Inc. on November 26, 1997. Mr. Borland is an employee of the Company.

(6) These Shares were acquired pursuant to the Agreement and Plan of Merger, dated as of June 24, 1998 and as amended on July 22, 1998, by and among the Company, a wholly-owned acquisition subsidiary of the Company, The Republic Group, Inc., a California corporation ("Republic"), and
     Mr. Raeder and Mark G. McQuitty (the "Republic Agreement").   Pursuant
     to the Republic Agreement, the Company acquired all the outstanding
     shares of Republic owned by Mr. Raeder     in exchange for these Shares.
     Mr. Raeder is an employee of the Company.

(7) These Shares were acquired pursuant to the Republic Agreement. Pursuant to the Republic Agreement, the Company acquired all the outstanding shares of Republic owned by Mr. McQuitty in exchange for these Shares. Mr. McQuitty is an employee of the Company.

(8) These Shares were acquired pursuant to the Amended and Restated Interest Purchase Agreement, dated as of July 22, 1998, by and among the Company, Republic Commercial Credit, LLC, a California limited liability company ("RCC"), Mr. Meinke and W. Scott McCallum (the "RCC Agreement"). Republic owned seventy percent of the outstanding membership interest in RCC. Pursuant to the RCC Agreement, the Company acquired the membership interest of Mr. Meinke in RCC in exchange for cash and these Shares.

(9) Pursuant to the RCC Agreement, the Company acquired the membership interest of Mr. McCallum in RCC in exchange for cash and these Shares.

(10) These Shares were acquired pursuant to the Amended and Restated Interest Purchase Agreement, dated as of July 22, 1998, by and among the Company, Republic Fleet Services, LLC, a California limited liability company ("RFS"), and Mr. Davis (the "RFS Agreement"). Republic owned eighty-five percent of the outstanding membership interest in RFS. Pursuant to the RFS Agreement, the Company acquired the membership interest of Mr. Davis in RFS in exchange for cash and these Shares.

                              PLAN OF DISTRIBUTION

   Sales of the Shares being sold by the Selling Stockholders are for the Selling Stockholders' own accounts. The Company will not receive any of the proceeds from the sale of the Shares.

      The distribution of the Shares by the Selling Stockholders may be effected from time to time by the Selling Stockholders directly or through one or more broker-dealers or agents, in one or more transactions on the Nasdaq National Market or stock exchanges on which the Common Stock may be listed pursuant to and in accordance with the rules of such exchanges, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to prevailing market prices or at negotiated prices. In the event that one or more broker-dealers or agents agree to sell the Shares, it may do so by purchasing Shares as principals or by selling the Shares as agents for the Selling Stockholders. Any such broker-dealer may receive compensation from the Selling Stockholders in the form of underwriting discounts or commissions and may receive commissions from purchasers of the Shares for whom it may act as agent. If any such broker-dealer purchases the Shares as principal it may effect resales of the Shares from time to time or through other broker-dealers, and such other broker-dealers may receive compensation in the form of concessions or commissions from the Selling Stockholders or purchasers of the Shares for whom they may act as agents. To the extent required at the time a particular offer of the Shares is made, a supplement to this Prospectus will be distributed which will set forth the aggregate principal amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, including the proposed selling price to the public.

      In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M.

      In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      The Company will bear all expenses of the registration of the Shares, except that the Selling Stockholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders.

      The Company has agreed to keep the Registration Statement of which this Prospectus is a part, continuously effective and usable for a period of at least two years from the date on which the Commission declares the Registration Statement effective or such shorter period which will terminate when all of the Shares covered by the Registration Statement have been sold pursuant to the Registration Statement.

                                    EXPERTS

      The audited consolidated financial statements of the Company included in the Company's Current Report on Form 8-K dated July 16, 1998, incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report. It should be noted that the independent public accountant's report on financial statements previously filed on Form 10-K and incorporated by reference in this registration statement is no longer appropriate since restated financial statements have been presented giving effect to business combinations accounted for as poolings of interests.

      The financial statements of Oliver-Allen Corporation, Inc. at June 30, 1997 and 1996, and for the year ended June 30, 1997 and the thirteen months ended June 30, 1996, included in the Proxy Statement of First Sierra Financial, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following are the estimated expenses (other than the SEC registration fee) of the issuance and distribution of the securities being registered, all of which will be paid by the Company.

         SEC registration fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $28,880
         Fees and expenses of counsel . . . . . . . . . . . . . . . . . . . . . . . . . .       15,000
         Fees and expenses of accountants . . . . . . . . . . . . . . . . . . . . . . . .       10,000
         Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        6,120
                                                                                               --------
              Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $60,000

         The Corporation has agreed to bear all expenses (other than underwriting discounts and selling commissions, brokerage fees and transfer taxes, if any, and the fees and expenses of counsel and other advisors to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise, against reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually incurred by him in connection with such action, suit or proceeding, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company is required by Section 145 to indemnify any person against reasonable expenses (including attorneys' fees) actually incurred by him in connection with an action, suit or proceeding in which he is a party because he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or other enterprise, if he has been successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Section 145 also allows a corporation to purchase and maintain insurance on behalf of any such person against any liability asserted against him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 145. In addition, Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

         Article XI of the Company's Restated Certificate of Incorporation (the "Charter") provides that the Company shall indemnify and hold harmless any person who was, is, or is threatened to be made a party to a proceeding by reason of the fact that he or she (i) is or was a director or officer of the Company or (ii) while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the DGCL. The right to indemnification under Article XI of the Charter is a contract right which includes, with respect to directors and officers, the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its disposition.

         ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                                                 DESCRIPTION
------                                                 -----------

  4.1            Restated Certificate of Incorporation of the Company incorporated herein by reference to Exhibit 3.1 to
                 Amendment No. 3 to Registrant's Registration Statement on Form S-1 (Registration No. 333-22629)
  4.2            Amended and Restated By-Laws of the Company, incorporated herein by reference to the Exhibit 3.1 to
                 Amendment No. 3 to Registrant's Registration Statement on Form S-1, (Registration No. 333-22629)
  5.1            Opinion of McDermott, Will & Emery regarding legality
 23.1            Consent of Arthur Andersen LLP.
 23.2            Consent of Ernst & Young LLP.
 23.3            Consent of McDermott, Will & Emery (included in Exhibit 5.1)
 24.1            Powers of Attorney (included with the signature page to the Registration Statement)


ITEM 17.  UNDERTAKINGS.

(1)      The undersigned registrant hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officer and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on the 20th day of August, 1998.


                                        First Sierra Financial, Inc.


                                        By:  /s/ Thomas J. Depping President
                                                  and Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of First Sierra Financial, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint Thomas J. Depping and Sandy B. Ho, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign such Registration Statement and any and all amendments, including post-effective amendments, to the Registration Statement, including a Prospectus or an amended Prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the 20th day of August, 1998:

                             SIGNATURE                                           TITLE
                             ---------                                           -----

                       /s/ THOMAS J. DEPPING                          President, Chief Executive
 ------------------------------------------------------------
                        (Thomas J. Depping)                           Officer and Chairman of the
                                                                     Board of Directors (principal
                                                                          executive officer)
                          /s/ SANDY B. HO                            Executive Vice President and
 ------------------------------------------------------------
                           (Sandy B. Ho)                                Chief Financial Officer
                                                                     (principal financial officer)

                        /s/ CRAIG M. SPENCER                           Senior Vice President and
 ------------------------------------------------------------
                         (Craig M. Spencer)                            Chief Accounting Officer
                                                                         (principal accounting
                                                                               officer)

                     /s/ DAVID C. SHINDELDECKER                                Director
 ------------------------------------------------------------
                      (David C. Shindeldecker)

                        /s/ DAVID L. SOLOMON                                   Director
 ------------------------------------------------------------
                         (David L. Solomon)

                        /s/ RICHARD J. CAMPO                                   Director
 ------------------------------------------------------------
                         (Richard J. Campo)

                       /s/ NORMAN J. METCALFE                                  Director
 ------------------------------------------------------------
                        (Norman J. Metcalfe)

                     /s/ ROBERT TED ENLOE, III                                 Director
 ------------------------------------------------------------
                      (Robert Ted Enloe, III)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                                 DESCRIPTION
------                                                 -----------

  4.1            Restated Certificate of Incorporation of the Company incorporated herein by reference to Exhibit 3.1 to
                 Amendment No. 3 to Registrant's Registration Statement on Form S-1 (Registration No. 333-22629)
  4.2            Amended and Restated By-Laws of the Company, incorporated herein by reference to the Exhibit 3.1 to
                 Amendment No. 3 to Registrant's Registration Statement on Form S-1, (Registration No. 333-22629)
  5.1            Opinion of McDermott, Will & Emery regarding legality
 23.1            Consent of Arthur Andersen LLP.
 23.2            Consent of Ernst & Young LLP.
 23.3            Consent of McDermott, Will & Emery (included in Exhibit 5.1)
 24.1            Powers of Attorney (included with the signature page to the Registration Statement)